Exhibit 99.1

Community Valley Bancorp Reports Results for the Second Quarter and Six Months Ended June 30, 2009

(Chico, CA 8-6-09) Community Valley Bancorp, parent company of Butte Community Bank (the “Bank”) and Butte Community Insurance Agency, LLC (the “Agency”), today announced its financial results for the second quarter and six months ended June 30, 2009.  Keith Robbins, President and CEO of Community Valley Bancorp, announced a net loss of $2.5 million or ($.38) per diluted share for the second quarter of 2009.  This represents a decrease of $3.5 million or $.53 per diluted share from the second quarter of 2008.  The primary reason for the loss was the additions made to the allowance for loan losses through an increase in the provision for loan losses of $3,550,000 to $4,000,000 for the second quarter of 2009 as compared to $450,000 in the second quarter of 2008.  For the six months ended June 30, 2009, the net loss was $2.4 million or ($.37) per diluted share representing a decrease of $4.3 million or ($.63) per share.    The same reason holds true for the loss for the six month period ended June 30, 2009 as the provision for loan losses increased by $6,425,000 to $7,100,000 for the six months ending June 30, 2009 as compared to $675,000 for the same period in 2008.   The losses for the second quarter and the six months ended June 30, 2009 were also influenced by a decline in net interest income which was partially offset by increases in non-interest income and the recognition of an income tax benefit in the current year.

The Company’s balance sheet reflects modest growth over the past year, with total assets increasing $17,255,000, or 3.0%, from $564,440,000 at June 30, 2008, to $581,695,000 at June 30, 2009. Deposits increased over the same period by $17,353,000, or 3.5%, from $497,192,000 at June 30, 2008, to $514,545,000 at June 30, 2009.  Loans, net of the allowance for loan losses, decreased by $26,084,000, or 5.3%, from $489,504,000 at June 30, 2008, to $463,420,000 at June 30, 2009.

Non-performing assets have increased substantially from the same period in the prior year and totaled $39,583,000 at June 30, 2009 consisting of $27,005,000 in non-performing loans and $12,578,000 of Other Real Estate Owned (OREO). Non-performing loans represent 5.73% of total loans as of June 30, 2009.  This compares to non-performing loans of $1,129,000 or .23% of total loans and OREO of $873,000 as of June 30, 2008. The Company continues to diligently work through its non-performing assets, but the legal procedures to obtain control of collateral on non-performing loans is a lengthy process and with today’s weak economic conditions, property liquidations remain slow.

Charged-off loans net of recoveries, were $3,511,000, or 0.76% of outstanding loans, for the three month period ended June 30, 2009 compared to net charge-offs of $208,000, or .04% for the three month period ended June 30, 2008. For the six month period ended June 30, 2009 charged-off loans net of recoveries was $5,792,000 as compared to $220,000 for the six month period ended June 30, 2008.  The ratio of the allowance for loan losses to total loans outstanding was 1.96% at June 30, 2009 compared to 1.26% at June 30, 2008.

Net interest income for the second quarter ended June 30, 2009 decreased $1,108,000 or 16.5% to $5,608,000 as compared to $6,716,000 for the same period in 2008.  Interest income from earning assets was $7,485,000 for the second quarter which was $1,813,000 or 19.5% less than the same period in 2008. The decrease in interest income was the result of lower interest rates on earning assets during the quarter and a higher level of non-earning assets.  Interest expense was $1,877,000 for the second quarter ending June 30, 2009 which was $705,000 or 27.3% less than the same period in 2008. This decrease was also due to lower interest rates paid on deposits.  As a result, the net interest margin for the second quarter ended June 30, 2009 declined 105 basis points to 4.17% as compared to 5.22% for the second quarter of 2008.

Net interest income for the six months ended June 30, 2009 decreased $2,700,000 or 20.2% to $10,687,000 as compared to $13,387,000 for the same period in 2008.  Interest income from earning assets was $14,655,000 for the first six months of 2009 which was $4,254,000 or 22.5% less than the same period in 2008.  Interest expense was $3,968,000 for the six months ended June 30, 2009 which was $1,554,000 or 28.1% less than the same period in 2008.   The decrease in interest income and expenses reflects the declining interest rate environment.  In addition, interest income was impacted by the higher level of non-earning assets.  As a result, the net interest margin for the first half of the year ended June 30, 2009 declined 121 basis points to 3.98% as compared to 5.19% for the same period in 2008.

Non-interest income for the quarter ended June 30, 2009 increased $460,000, or 17.2% to $2,670,000 compared to $2,210,000 in the same quarter of 2008.  Non-interest income for the first six months ended June 30, 2009 increased $3,499,000, or 83.9% to $7,669,000 compared to $4,170,000 in the same period in 2008.  Increases in loan servicing fees and gains on the sale of loans were realized in both periods.  On a quarter over quarter basis, gains on the sale of loans in the secondary market increased by $496,000, while on a year to date basis the increase was $771,000. However, the major transaction impacting the six month period was the sale of the merchant processing portfolio in the first quarter of 2009, which produced a pretax gain of $2,640,000.

Non-interest expense for the quarter ended June 30, 2009 increased by $1,336,000, or 19.9% to $8,058,000 compared to $6,722,000 for the same period in 2008.   Non-interest expense for the first six months ending June 30, 2009 was $14,832,000 compared to $13,714,000 in the same period in 2008, an increase of $1,118,000 or 8.2%.  The increase in both periods was attributable to expenses associated with loan foreclosures and subsequent write downs of OREO properties totaling $733,000 and $1,357,000 for the three and six month periods ended June 30, 2009 compared to $2,900 and $8,400 for the same periods in 2008.  There was also the negative impact from increases in FDIC insurance premiums and the FDIC special assessment of $955,000 and $1,048,000 for the three and six month periods ended June 30, 2009 compared to a credit of $90,000 and a charge of $105,000 for the three and six month periods ended June 30, 2008 respectively.

The Company’s annualized return on average assets (ROAA) was (1.68)% in the second quarter of 2009 compared to 0.74% in 2008 and annualized return on average equity (ROAE) was (24.76)% in the second quarter of 2009 compared to 9.42% in 2008. On a year to date basis ROAA was (0.81)% in 2009 compared to 0.66% in 2008 and ROAE was (11.94)% in 2009 compared to 7.71% in 2008.

COMMUNITY VALLEY BANCORP

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

	June 30, 2009	December 31, 2008	June 30, 2008
ASSETS
	$15,856,000	$21,743,000	$23,452,000
Federal funds sold	39,600,000	36,605,000	4,490,000
Interest-bearing deposits in banks	3,433,000	2,576,000	4,844,000
Investment securities	5,695,000	7,096,000	8,711,000

Loans:
Real estate	283,259,000	317,022,000	312,008,000
Commercial	123,952,000	112,414,000	123,961,000
Consumer	64,429,000	65,390,000	58,206,000
Other	1,221,000	320,000	2,120,000
Deferred loan originations fees, net	(223,000)	(478,000)	(550,000)
Allowance for loan losses	(9,218,000)	(7,826,000)	(6,241,000)

Total loans, net	463,420,000	486,842,000	489,504,000

Premises and equipment	6,152,000	7,013,000	7,624,000
Other real estate	12,578,000	2,068,000	873,000
Accrued interest receivable and other assets	34,961,000	31,301,000	24,942,000

Total Assets	$581,695,000	$595,244,000	$564,440,000

LIABILITIES
Noninterest-bearing deposits	$72,214,000	$82,159,000	$78,279,000
Interest checking, money market & savings deposits	258,158,000	256,411,000	269,713,000
Time deposits	184,173,000	187,915,000	149,200,000

Total deposits	514,545,000	526,485,000	497,192,000

Notes payable	4,696,000	5,054,000	5,017,000
Junior subordinated debentures	8,248,000	8,248,000	8,248,000
Accrued interest payable and other liabilities	16,555,000	15,318,000	14,474,000

Total liabilities	544,044,000	555,105,000	524,931,000

SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	37,651,000	40,139,000	39,509,000

Total Liabilities and Shareholders’ Equity	$581,695,000	$595,244,000	564,440,000

Nonperforming loans to total loans	5.73%	3.01%	0.23%
Net chargeoffs to average loans (annualized)	2.41%	0.24%	0.17%
Allowance for loan losses to total loans	1.96%	1.58%	1.26%
Leverage Ratio	7.31%	8.09%	8.42%
Tier 1 Risk-Based Capital Ratio	8.50%	8.76%	8.86%
Total Risk-Based Capital Ratio	9.76%	10.01%	10.08%

COMMUNITY VALLEY BANCORP

CONDENSED CONSOLIDATED STATEMENT OF INCOME (Unaudited)

	June 30, 2009	June 30, 2008	% Change
Three months ending:
Interest income	$7,485,000	$9,298,000	(19.50)%
Interest expense	1,877,000	2,582,000	(27.30)%

Net interest income	5,608,000	6,716,000	(16.50)%
Provision for loan losses	4,000,000	450,000	788.89%
Total noninterest income	2,670,000	2,210,000	20.81%
Total noninterest expense	8,058,000	6,722,000	19.88%

(Loss) income before (benefit) provision for income taxes	(3,780,000)	1,754,000	(315.51)%
(Benefit) provision for income taxes	(1,280,000)	711,000	(280.03)%

Net (loss) income	$(2,500,000)	$1,043,000	(339.69)%

Basic (loss) earnings per share	$(0.38)	$0.15	(353.33)%
Diluted (loss) earnings per share	$(0.38)	$0.15	(353.33)%
Average shares outstanding	6,527,737	7,028,451	(7.12)%

Net interest margin as a percentage	4.17%	5.22%	(20.04)%

Operating Ratios:
Return on average assets (annualized)	(1.68)%	0.74%	(326.92)%
Return on average equity (annualized)	(24.76)%	9.42%	(362.82)%
Efficiency ratio (fully taxable equivalent)	97.34%	75.31%	29.26%

	June 30, 2009	June 30, 2008	% Change
Six months ending:
Interest income	$14,655,000	$18,909,000	(22.50)%
Interest expense	3,968,000	5,522,000	(28.14)%

Net interest income	10,687,000	13,387,000	(20.17)%
Provision for loan losses	7,100,000	675,000	951.85%
Total noninterest income	7,497,000	4,170,000	79.78%
Total noninterest expense	14,832,000	13,714,000	8.15%

(Loss) income before (benefit) provision for income taxes	(3,748,000)	3,168,000	(218.31)%
(Benefit) provision for income taxes	(1,348,000)	1,300,000	(203.69)%

Net (loss) income	$(2,400,000)	$1,868,000	(228.48)%

Basic (loss) earnings per share	$(0.37)	$0.26	(242.31)%
Diluted (loss) earnings per share	$(0.37)	$0.25	(248.00)%
Average shares outstanding	6,542,539	7,333,000	(10.78)%

Net interest margin as a percentage	3.98%	5.19%	(23.27)%

Operating Ratios:
Return on average assets	(0.81)%	0.66%	(223.10)%
Return on average equity	(11.94)%	7.71%	(254.92)%
Efficiency ratio (fully taxable equivalent)	81.74%	78.11%	4.65%

Other Information and Disclaimers

About Community Valley Bancorp

Butte Community Bank, a subsidiary of Community Valley Bancorp (NASDAQ: CVLL), is a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions.  Butte Community Insurance Agency, a subsidiary of Community Valley Bancorp, is a full-service insurance agency offering all lines of coverage from auto and health to commercial and farm packages.

Founded in 1990, Butte Community Bank is California state-chartered with 15 branches in eleven cities including Anderson, Chico, Colusa, Corning, Magalia, Marysville, Oroville, Paradise, Red Bluff, Redding and Yuba City.  It also operates a loan production office in Citrus Heights. Community Valley Bancorp is headquarterd in Chico, California.

Forward Looking Statement Disclosure

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Community Valley Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements describe the Company’s expectations regarding future events and developments and are subject to risks and uncertainties and include information about possible or assumed future results of operations. Many possible events or factors could affect the Company’s future financial results and performance. This could cause results of performance to differ materially from those expressed in the Company’s forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward looking statements. All forward-looking statements are representative only on the date hereof.